Exhibit 10.10

The omitted portions indicated by brackets have been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                                  Dated as of September 17, 1996

SAMSUNG ELECTRONICS CO., LTD.
9th Floor, Joong-ang Daily News Building
7, Soonhwa-dong, Choong-Ku
C.P.O. Box 2775
Seoul
KOREA
Attention:        Mr. S. N. Lee
                  General Manager of International
                     Wireless Products Group
and

SAMSUNG ELECTRONICS CO., LTD./
SAMSUNG TELECOMMUNICATIONS AMERICA, INC.
1501 LBJ Freeway, Suite 410
Dallas, Texas  75234
Attention:        Mr. H. J. Lee
                  Director of Strategic Business
                     Development Team

Gentlemen:

     Reference is made to the Purchase and Supply Agreement (the "Agreement") dated as of the date hereof among Samsung Electronics Co., Ltd., a company organized under the laws of The Republic of Korea, as Vendor, and Sprint Spectrum L.P., a Delaware limited partnership, as Owner. Terms used but not defined herein shall have the meanings set forth in the Agreement.

     In connection with and as consideration for the execution of the Agreement, the Parties agree as follows:

     1. Marketing Fund. Throughout the Term the Vendor will (without any other precedent or subsequent requirement other than as specifically set forth in this Paragraph 1) contribute cash amounts equal to [____________] of the invoiced FOB Point price of any Subscriber Units (and any accompanying Material Accessories) so invoiced by the Vendor to the Owner for such Products purchased and paid for by the Owner pursuant to the terms of the Agreement to a separate fund owned by the Owner and designated in writing to the Vendor from time to time by the Owner (the "Marketing Fund"). Any and all amounts in the Marketing Fund may be used by the Owner in its sole and absolute discretion for any purpose in connection with the marketing or promotion by way of print media, broadcasting media and/or outdoor advertising of the Nationwide Network or any part thereof which includes the use of the Vendor's branding, subject to the terms of Subsection 3.17(b) and
Section 8 of the Agreement. On a quarterly basis, the Owner will submit to the Vendor a report on the ongoing use of the funds in the Marketing Fund. In accordance with the terms of this letter agreement, the Vendor must make any such contribution to the Marketing Fund within thirty (30) days of receipt by the Vendor of full payment by the Owner of amounts due under any such invoice for Subscriber Units (and any accompanying Material Accessories) pursuant to the terms of the Agreement. To the extent the Vendor fails to make any such contribution to the Marketing Fund pursuant to and in accordance with the terms hereof, the Owner will have the right to withhold any such amounts not so contributed by the Vendor in contravention of the terms hereof or the Agreement, from future invoices for Products ordered by the Owner pursuant to the terms of the Agreement.

     2. Launch Fee. Within thirty (30) days of the Commencement Date, the Vendor will pay by wire transfer into an account designated by the Owner, [_______________________] as payment to the Owner of the marketing launch fee (the "First Generation Launch Fee") as further consideration for the Owner's marketing and promotion pursuant to the terms of the Agreement. Within sixty
(60) days of the first availability of Second Generation Subscriber Units in accordance with the terms of the Agreement, the Vendor will pay by wire transfer into an account designated by the Owner, [______________________] as payment to the Owner of the second generation launch fee (the "Second Generation Launch Fee" and together with the First Generation Launch Fee, the "Launch Fees") as further consideration for the Owner's marketing and promotion pursuant to the terms of the Agreement. The proceeds of the Launch Fees may be used by the Owner in its sole discretion for the marketing of and/or publicity for the Nationwide Network, or any part thereof. Other than as specifically set forth in this Paragraph 2, the Vendor's obligation to pay the Launch Fees on the terms set forth in this Paragraph 2 is without any other precedent or subsequent requirement. Until and unless the Launch Fees are paid hereunder, the Owner (at such time) will have the right, but not the obligation, to suspend all or any part of its performance under the Agreement.

     3. The Vendor will work with the Owner to coordinate the Vendor's marketing and promotional efforts in the United States with the Owner's city-by-city launch of PCS commercial service.

     4. Throughout the Term, the Owner will provide the Vendor quarterly marketing strategy and expenditures reports which will describe the Owner's use of the Launch Fees and the Marketing Fund monies.

     The terms and provisions of this letter agreement shall be governed by all of the terms of the Agreement, to the extent applicable (including, but not limited to, Sections 5, 8, 9, 10 and 11) and shall be deemed by the Vendor and the Owner to be a material part of and material to the Agreement. This letter agreement shall be governed by and construed in accordance with New York law.

     This letter agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

     Please indicate your agreement with the foregoing by executing this letter where indicated below.
                                      Sincerely,

                                      SPRINT SPECTRUM L.P.

                                      By:  /s/ Bernard A. Bianchino
                                      Name:  Bernard A. Bianchino
                                      Title:  Chief Business Development Officer

AGREED TO BY:

SAMSUNG ELECTRONICS CO., LTD.

By:  /s/ Y.R. Song
Name:  Y. R. Song
Title:  Vice President